Exhibit 99.2

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended
	December 31,
	2008	2007
	(Unaudited)
Revenue:
Net product sales	$65,766	$46,070
Service revenue	34,610	31,450

	100,376	77,520
Cost of product sales	37,620	20,866
Cost of services	13,380	12,221

Gross Profit	49,376	44,433

Operating Expenses:
Patient acquisition and related costs	2,024	3,731
Patient service and fulfillment	13,061	9,544
General and administrative	22,333	24,753
Provision for doubtful accounts	3,895	1,991
Depreciation and amortization	5,123	6,419
Restructuring costs	2,310	—
Gain on sale of business line	—	(338)

	48,746	46,100

Income (Loss) from Operations	630	(1,667)
Interest Expense, net	(5,224)	(4,259)

Net Loss	$(4,594)	$(5,926)

Loss per share – basic and diluted	$(0.16)	$(0.21)

Weighted average shares outstanding – basic and diluted	28,730	28,350

SUMMARY CONSOLIDATED BALANCE SHEETS
(In thousands)
	December 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,056	$1,925
Accounts receivable, net	16,507	10,993
Inventory	3,236	2,557
Prepaid expenses and other current assets	2,128	1,253

Total current assets	22,927	16,728
Property and equipment, net	3,155	4,666
Intangible assets, net	8,086	11,752
Goodwill	2,375	1,075
Other assets, net	2,950	3,259

Total assets	$39,493	$37,480

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,892	$6,314
Accrued expenses	8,245	4,553
Promissory note payable, net	—	1,478
Current portion of capital lease obligations	782	679
Long-term debt in default (1)	3,980	2,810
Convertible notes, related party, net in default (1)	9,435	—
Line of credit in default	8,736	2,500

Total current liabilities	37,070	18,334

Long-Term Liabilities:
Convertible notes, related party, net	—	7,715
Capital lease obligations	638	1,396
Long-term debt	—	3,980
Other long-term liabilities	511	1,212

Total long-term liabilities	1,149	14,303

Stockholders’ Equity	1,274	4,843

Total liabilities and stockholders’ equity	$39,493	$37,480

(1)	Reflects current classification of long-term debt as of December 31, 2008 as a result of the event of default and cross-default discussed in filing herein.